Exhibit 99.1


                                                                  PRESS RELEASE
                                                      Contact: Martin J. Landon
                                                                 (210) 255-6494

                                                          Elliot Sloane - Media
                                                               Sloane & Company
                                                                 (212) 446-1860

                             KINETIC CONCEPTS, INC.
                       ANNOUNCES ELECTION OF NEW DIRECTOR

San Antonio, Texas, November 15, 2005 -- Kinetic Concepts, Inc. (NYSE:KCI), today announced that in accordance with its By-Laws, the Board of Directors has increased the size of the Board from nine directors to ten, and has appointed Woodrin Grossman to serve as a director and a member of the Board's Audit and Compliance Committee and Nominating and Governance Committee.

"We are very pleased that Woody has agreed to serve on KCI's Board of Directors," said Ronald W. Dollens, Chairman of the Board of KCI. "He brings a great deal of healthcare, finance and audit experience to our Board."

Mr. Grossman recently retired as a Partner of PricewaterhouseCoopers after 37 years of service with the firm, where he served as the Global Chairman of the firm's Healthcare Practice. While with PricewaterhouseCoopers, Mr. Grossman served as the lead audit partner of audits of multiple Fortune 500 companies. Mr. Grossman currently serves on the Board of Directors of Odyssey HealthCare, Inc. He earned his MBA in Accounting from the Wharton School of Business and his Bachelors degree in Economics from Moravian College.

About KCI
---------

Kinetic Concepts, Inc. is a global medical technology company with leadership positions in advanced wound care and therapeutic surfaces. We design, manufacture, market and service a wide range of proprietary products that can improve clinical outcomes while helping to reduce the overall cost of patient care. Our advanced wound care systems incorporate our proprietary V.A.C.(R) technology, which has been clinically demonstrated to help promote wound healing and can help reduce the cost of treating patients with serious wounds. Our therapeutic surfaces, including specialty hospital beds, mattress replacement systems and overlays, are designed to address pulmonary complications associated with immobility and to prevent skin breakdown. We have an infrastructure designed to meet the specific needs of medical professionals and patients across all health care settings including acute care hospitals, extended care facilities and patients' homes both in the United States and abroad.